Exhibit 99.1

Pacific Biosciences of California, Inc. Announces First Quarter 2016 Financial Results

Menlo Park, Calif. – April 21, 2016 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its first quarter ended March 31, 2016.

Revenue for the first quarter of 2016 increased by 8% to $19.1 million compared to $17.6 million for the first quarter of 2015. Product and service revenue for the first quarter of 2016 was $15.5 million, compared to $14.0 million for the first quarter of 2015. Revenue for the first quarter of each of 2016 and 2015 reflected $3.6 million of contractual revenue amortization from the upfront Roche payment pursuant to the Roche agreement.

Gross profit increased by $3.6 million to $9.5 million for the first quarter of 2016, resulting in a gross margin of 49.7%, compared to gross profit of $5.9 million and a gross margin of 33.6% for the first quarter of 2015. The growth in gross profit and margin was primarily driven by the higher margin sales of the company’s SequelTM System which was launched in the fourth quarter of 2015.

Operating expenses for the first quarter of 2016 totaled $28.1 million, compared to $25.3 million for the first quarter of 2015. Operating expenses for the first quarter of 2016 and 2015 included non-cash stock-based compensation of $4.1 million and $3.0 million, respectively.

Net loss for the first quarter of 2016 was $19.4 million, compared to $20.2 million for the first quarter of 2015.

Cash and investments at March 31, 2016 totaled $91.5 million, compared to $82.3 million at December 31, 2015.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its first quarter 2016 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and is the only DNA sequencing technology that provides the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development of products for Roche, the attributes and sequencing advantages of SMRT Technology and PacBio sequencing systems and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Quarter Ended March 31,
	2016	2015
Revenue:
Product revenue	$12,379	$11,308
Service and other revenue	3,152	2,741
Contractual revenue	3,596	3,596
Total revenue	19,127	17,645
Cost of Revenue:
Cost of product revenue	6,880	9,732
Cost of service and other revenue	2,743	1,986
Total cost of revenue	9,623	11,718
Gross profit	9,504	5,927
Operating Expense:
Research and development	16,361	14,483
Sales, general and administrative	11,708	10,772
Total operating expense	28,069	25,255
Operating loss	(18,565)	(19,328)
Interest expense	(779)	(697)
Other expense, net	(8)	(148)
Net loss	$(19,352)	$(20,173)
Basic and diluted net loss per share	$(0.23)	$(0.27)
Shares used in computing basic and diluted net loss per share	83,604	74,149

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	March 31,	December 31,
	2016	2015
Assets
Cash and investments	$91,531	$82,270
Accounts receivable	8,009	5,245
Inventory	12,162	10,955
Prepaid and other current assets	7,351	12,071
Property and equipment	9,093	8,548
Long-term restricted cash	4,500	4,500
Other long-term Assets	7,529	7,518
Total Assets	$140,175	$131,107

Liabilities and Stockholders' Equity
Accounts payable	$4,734	$4,749
Accrued expenses	13,644	15,551
Deferred service revenue	7,253	7,958
Deferred contractual revenue	8,539	12,134
Other liabilities	1,462	1,627
Financing derivative	551	600
Notes payable	15,216	14,948
Stockholders' equity	88,776	73,540
Total Liabilities and Stockholders' Equity	$140,175	$131,107